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                                                                      Exhibit 12

                       Williams Holdings of Delaware, Inc.
                Computation of Ratio of Earnings to Fixed Charges
                              (Dollars in millions)

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                                                               Six months ended
                                                                June 30, 1998
                                                               ----------------
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Earnings:


   Income before income taxes and extraordinary loss             $       58.0
   Add:
      Interest expense - net                                             58.9
      Rental expense representative of interest factor                   11.1
      Minority interest in income of consolidated subsidiaries            5.6
      Other                                                               4.5
                                                                 ------------
         Total earnings as adjusted plus fixed charges           $      138.1
                                                                 ============
Fixed charges:
   Interest expense - net                                        $       58.9
   Capitalized interest                                                  14.2
   Rental expense representative of interest factor                      11.1
                                                                 ------------
         Total fixed charges                                     $       84.2
                                                                 ============
Ratio of earnings to fixed charges                                       1.64
                                                                 ============
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